Exhibit 10.2

SCHLUMBERGER LIMITED
RESTORATION SAVINGS PLAN

(As Amended and Restated Effective January 1, 2023)

Exhibit 10.2

SCHLUMBERGER LIMITED
RESTORATION SAVINGS PLAN

(As Amended and Restated Effective January 1, 2023)

i

Exhibit 10.2

ARTICLE I

DEFINITIONS

1.01 “Account” shall mean the account maintained on behalf of each Participant or Former Participant which reflects the Participant’s or Former Participant’s Elective Deferrals, Matching Contributions, if any, and Interest.

1.02 “Administrative Committee” shall mean the Administrative Committee of the Schlumberger Limited Pension Plan.

1.03 “Affiliate” shall mean any corporation in which the shares owned or controlled directly or indirectly by Schlumberger Limited shall represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation. Affiliate shall also include any corporation or other trade or business which, together with Schlumberger Limited, is “under common control” as determined in accordance with Section 414(b) or (c) of the Code, as may be modified by Section 415(h) of the Code.

1.04 “Base Compensation” shall mean Compensation, excluding any bonus or incentive payment.

1.05 “Beneficiary” shall mean the individual designated by a Participant or Former Participant in accordance with Section 3.03 who is entitled to benefits under the Plan in the event of a Participant’s or Former Participant’s death.

1.06 “Board of Directors” shall mean the Board of Directors of Schlumberger Technology Corporation.

1.07 “Change in Control” and “409А Change in Control” shall have the meaning ascribed to it in Section 8.01.

1.08 “Code” shall mean the Internal Revenue Code of 1986, as may be amended.

1.09 “Company” shall mean Schlumberger Limited.

1.10 “Compensation” shall mean the aggregate amount of compensation paid by the Employer or an Affiliate to an Employee during a calendar year, including normal salary, wages, overtime compensation, commissions, bonuses and salary deferral amounts under Section 401(k) of the Code, if any, and excluding:

(a) compensation for employment during any period in which an individual is not an Employee;

(b) any special payment of compensation, including but not limited to, income arising pursuant to the exercise of a stock option, field meal allowance, early retirement payments, severance payments, pay in lieu of vacation, tuition reimbursement, moving allowances;

Exhibit 10.2

(c) payment by the Employer on behalf of the Participant to this or any other qualified or non-qualified pension, profit sharing, savings or other employee benefit plan.

1.11 “Disability” or “Disabled” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any Affiliate.

1.12 “Elective Deferrals” shall mean the amount of Excess Compensation an Eligible Employee elects to defer in accordance with Section 4.01 of the Plan.

1.13 Eligible Employee” shall mean an Employee who is on a U.S. based payroll or is seconded by an Employer to a foreign country and is on the payroll of Schlumberger Resources, Inc.

1.14 “Employee” shall mean an employee of the Employer who is employed by and carried on the payroll of the Employer and who is eligible to participate in the Schlumberger Limited Savings and Retirement Plan.

1.15 “Employer” shall mean Schlumberger Limited and any Affiliate who has adopted the Plan for the benefit of its Eligible Employees.

1.16 “Enrollment Period” shall mean the 30-day period beginning each June 1.

1.17 “Excess Compensation” shall mean the amount of Compensation paid to an Employee during a calendar year in excess of $330,000, as such amount may be adjusted in accordance with Section 401(a)(17) of the Code.

1.18 “Former Participant” means an Employee of the Employer or an Affiliate who was a Participant and continues to have an Account under the Plan.

1.19 “Interest” shall mean the amount of interest allocated to a Participant’s Account. Such amount shall mirror the interest earnings of the relevant Investment Options, as chosen by the Participant pursuant to Section 4.04.

1.20 “Investment Option” shall mean each investment option made available from time to time to participants in the applicable qualified defined contribution plan of the Employer in which such Participant or Former Participant is a member.

1.21 “Matching Contribution” shall mean the amount contributed by the Employer in accordance with Section 4.02.

1.22 “Non-Elective Contributions” shall mean the amount contributed by the Employer in accordance with Section 4.03.

Exhibit 10.2

1.23 “Participant” shall mean an Eligible Employee who meets the eligibility requirements of Section 2.02 and has commenced, but not terminated, participation in the Plan in accordance with the provisions of Article III of the Plan.

1.24 “Plan” shall mean the Schlumberger Limited Restoration Savings Plan as set forth herein and as may be amended.

1.25 “Plan Year” shall mean the calendar year.

1.26 “Qualified Defined Benefit Plans” shall mean the Schlumberger Limited Pension Plan and the Schlumberger Technology Corporation Pension Plan.

1.27 “Spouse” shall mean the person, if any, legally married pursuant to the laws of the State or country in which such marriage was performed to a Participant at the latest of (i) the time of the Participant’s death prior to retirement, (ii) the time of the Participant’s retirement, or (iii) the time the Participant’s benefits are to commence; provided, however, that this definition of “Spouse” shall include a same sex Spouse effective no earlier than (a) September 16, 2013, or (b) if prior to September 16, 2013, such Participant and same sex Spouse resided in a State or the District of Columbia that legally recognized their marriage, June 26, 2013 (or such later date as the Participant and his or her Spouse became residents of such State or the District of Columbia but in no event later than September 16, 2013).

1.28 “Termination of Employment” shall mean “separation from service,” as defined in Section 1.409A-1(h) of the U.S. Treasury regulations, with an Employer for any reason other than a transfer between Employers.

1.29 “Transfer Date” shall mean the date a Transfer Employee meets the requirements to become an Eligible Employee.

1.30 “Transfer Employee” shall mean an individual who is an employee compensated on a non-U.S. payroll of an Employer or an Affiliate and transfers into a position that qualifies him or her as an Eligible Employee.

1.31 “Trust” shall mean the Schlumberger Executive Deferred Compensation Trust, a grantor trust.

1.32 “Vested” shall mean non-forfeitable.

Unless the context of the document dearly provides otherwise, all masculine pronouns when used in the Plan shall be deemed to include the feminine gender and any feminine pronouns shall be deemed to include the masculine gender.

ARTICLE II

ELIGIBILITY

2.01 Employer Determination. Each year, prior to the last day of the Enrollment Period, the Employer shall determine those Eligible Employees who may participate in the Plan

Exhibit 10.2

during the subsequent Plan Year. Such determination shall be made in accordance with the requirements set forth in Section 2.02. The Employer may also designate Employees who are newly hired or are transferred to the Employer (each, an “Initial Eligibility Event”) as Eligible Employees regardless of the timing of such Initial Eligibility Event.

2.02 Eligibility Requirements. An Eligible Employee may participate in the Plan if such Eligible Employee is projected to have Excess Compensation in the subsequent Plan Year. In determining whether an Eligible Employee is projected to have Excess Compensation, the Employer shall look to the Eligible Employee’s Base Compensation for the then current calendar year and the maximum projected bonus potential payable in the first quarter of the subsequent Plan Year based on the Employee’s current grade and salary level. If the sum of the Eligible Employee’s Base Compensation and the maximum projected bonus potential exceeds the limitation set forth in Section 401(a)(17) of the Code, the Employee is eligible to participate in the Plan during the subsequent Plan Year.

Subject to Section 4.01, an Employee initially designated as an Eligible Employee during a Plan Year who is projected to have Excess Compensation during such Plan Year may elect to defer Base Compensation that is also Excess Compensation. Such election shall remain in effect until the first day of the Plan Year following the end of the next Enrollment Period to occur after the Employee’s designation as an Eligible Employee.

The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1974 for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

ARTICLE III

PARTICIPATION

3.01 Commencement of Participation. During each Enrollment Period, an Eligible Employee who meets the requirements of Section 2.02 may elect to participate in the Plan by completing the necessary deferral election requirements during the Enrollment Period.

In order to become effective, an Eligible Employee’s deferral election must be completed on or before the last day of the Enrollment Period. No elections shall be accepted after the Enrollment Period ends.

An Eligible Employee who elects to participate within an Enrollment Period shall become a Participant on the first day of the next following Plan Year.

Notwithstanding the above, and subject to Section 4.01, an Employee initially designated as an Eligible Employee during a Plan Year may make a deferral election within 30 days following the date such Employee is initially designated as an Eligible Employee. Such election shall remain in effect until the first day of the Plan Year following the next Enrollment Period.

Exhibit 10.2

Notwithstanding the foregoing, and subject to Section 4.04, Transfer Employees may commence participation in the Plan in the year in which the Transfer Date occurs regardless of any election to defer Compensation.

3.02 Cessation of Participation. A Participant shall cease to be a Participant as of the earliest of (i) the date on which the Plan terminates in a manner consistent with Section 409A; (ii) the date on which the Participant is no longer an Eligible Employee; (iii) the first day of any Plan Year in which the Participant fails to meet the eligibility requirements of Section 2.02; or (iv) the first day of any Plan Year in which the Participant does not elect to participate or fails to enroll within the applicable Enrollment Period.

A Participant who ceases to be a Participant in accordance with (ii), (iii) or (iv) of the preceding paragraph shall become a Former Participant if such Participant retains an Account under the Plan.

3.03 Beneficiary Designation. Subject to the requirements of this Section 3.03, a Participant or Former Participant may designate, in writing, a Beneficiary who is entitled to receive the benefits hereunder in the event of the Participant’s or Former Participant’s death.

The Beneficiary of a Participant or Former Participant who is married is automatically the Participant’s or Former Participant’s Spouse. A married Participant or Former Participant may designate a Beneficiary other than the Spouse only if such Spouse consents, in writing, to such designation. In order to be effective, such spousal consent must (i) acknowledge the effect of waiving the benefit such Spouse is otherwise entitled to receive; (ii) consent to the designated Beneficiary; (iii) acknowledge that the Beneficiary designation is not valid unless the Spouse agrees to such designation and (iv) be witnessed by a notary public or authorized Plan representative.

A Participant or Former Participant who is not married may designate any individual or person as Beneficiary.

A Beneficiary designation shall only become effective upon receipt by the Employer. Any Beneficiary designation filed with the Employer shall supersede any prior designation on file upon receipt by the Employer.

In the absence of any Beneficiary designation, payments upon the death of the Participant or Former Participant shall be made to the first named Beneficiary or class of Beneficiaries, of the following successive Beneficiaries who survive the Participant or Former Participant: (i) the surviving Spouse, if any; (ii) one share to each child of the Participant or Former Participant, whether or not the child is then living, except that the share of a deceased child of the Participant or Former Participant shall be divided, per stirpes, among the then living descendants of such deceased child; (iii) father and mother, equally, or to the survivor; (iv) surviving brothers and sisters, equally; (v) a duly appointed executor or administrator of the Participant’s or Former Participant’s estate. For purposes of this paragraph, “child” “children” or “descendants” shall include legally adopted children.

Exhibit 10.2

ARTICLE IV

CONTRIBUTIONS

4.01 Elective Deferral Amounts. Effective for Elective Deferrals occurring after the June 2012 Enrollment Period, an Eligible Employee may irrevocably elect to defer, in any whole percentage, an amount from 1% to 50% of such Eligible Employee’s Excess Compensation.

A Participant’s Elective Deferral shall go into effect as of the first payroll period in which such Participant receives Excess Compensation and shall remain in effect throughout the Plan Year. A Participant may increase or decrease an Elective Deferral only during the Enrollment Period with respect to Elective Deferrals for the next following Plan Year.

Elective Deferrals shall be paid to the Trust as soon as practicable following the payroll period in which such amount would have been payable to the Participant in cash, but for such Participant’s election to defer.

An Employee who becomes an Eligible Employee on or prior to the last day of the Enrollment Period may also make an election to defer, up to the limits set forth above, Base Compensation that is also Excess Compensation for the remainder of the Plan Year. An Employee who becomes an Eligible Employee after the last day of the Enrollment Period may make an election to defer, up to the limits set forth above: (i) Base Compensation that is also Excess Compensation earned for the remainder of the Plan Year and (ii) Base Compensation that is also Excess Compensation earned in the next following Plan Year. For purposes of clarity, an Employee’s deferral election shall remain in effect until the first day of the Plan Year following the next Enrollment Period to occur after the Employee’s designation as an Eligible Employee.

4.02 Matching Contributions. Each year the Employer shall determine the Matching Contribution.

Effective January 1, 2013, for Participants who were hired prior to October 1, 2004 and for Participants who did not elect to cease participation in the Qualified Defined Benefit Plans effective January 1, 2005, the Matching Contribution shall be equal to 50% of the first 6% of each participant’s Elective Deferrals made during the Plan Year. Such contributions shall be made by the Employer as soon as administratively practicable following each payroll period.

Effective January 1, 2013, for Participants who were hired on or after October 1, 2004 and for Participants who elected to cease participation in the Qualified Defined Benefit Plans effective January 1, 2005, the Matching Contribution shall be equal to 100% of the first 6% of each participant’s Elective Deferrals made during the Plan Year. Such contributions shall be made by the Employer as soon as administratively practicable following each payroll period.

Notwithstanding the foregoing paragraph, for a Participant who was most recently hired on or after November 1, 2020, and on or after such hire date is participating in the Schlumberger Limited Supplementary Benefit Plan as a “Returning Officer” as such term is defined in the Schlumberger Limited Supplementary Benefit Plan, the Matching Contribution shall be equal to 50% of the first 6% of such Participant’s Elective Deferrals made during the Plan Year.

Exhibit 10.2

Such contributions shall be made by the Employer as soon as administratively practicable following each payroll period.

Effective January 1, 2024, all Participants shall receive an additional Matching Contribution equal to 50% of each Participant’s Elective Deferrals made during the Plan Year which exceed 6% of such Participant’s Excess Compensation up to 10% of such Participant’s Excess Compensation. Such contributions shall be made by the Employer as soon as administratively practicable following each payroll period.

4.03 Non-Elective Contributions. Effective January 1, 2018, for Transfer Employees who are paid an annual incentive bonus from the U.S. payroll of an Employer after the Transfer Date and in the same calendar year as the Transfer Date, a Non-Elective Contribution shall be made equal to the Matching Contribution that would have been made had the Transfer Employee elected to defer 6% of the portion of such annual incentive bonus that would constitute Excess Compensation. Such contributions shall be made by the Employer as soon as administratively practicable following the payroll period in which the applicable annual incentive bonus is paid.

Effective January 1, 2024, all Participants (as determined as of the end of each Plan Year) shall receive a Non-Elective Contribution equal to 2% of such Participant’s Excess Compensation for such Plan Year. Such contributions shall be made by the Employer as soon as administratively practicable following the close of the Plan Year.

4.04 Interest Options. In accordance with procedures established by the Administrative Committee, each Participant may designate the specific Investment Option with respect to which his Account shall be deemed to be invested. The Participant may designate, in 1% increments, the amount to be invested in each Investment Option. If a Participant fails to make a proper designation, then his Account shall be deemed invested in the Short-term Fixed Income Fund. A Participant may change such designation with respect to future Matching Contributions and Elective Deferrals, as well as with respect to amounts already credited to his Account, provided such change(s) are made in accordance with the procedures established by the Administrative Committee. The Administrative Committee shall determine from time to time each of the funds made available under this Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the funds.

ARTICLE V

ALLOCATION OF CONTRIBUTIONS AND INTEREST

5.01 Allocation of Elective Deferrals. As of each pay period, the Employer shall allocate the Elective Deferrals made during such pay period to a Participant’s Account.

5.02 Allocation of Matching Contributions. As of each pay period, the Employer shall allocate the Matching Contributions, if any, among the Accounts of Participants or Former Participants who made Elective Deferrals during such pay period.

5.03 Allocation of Non-Elective Contributions. For Non-Elective Contributions relating to the annual incentive bonuses of Transferred Employees, as of the pay period to which the contributions relate, the Employer shall allocate the Non-Elective Contributions, if any, among

Exhibit 10.2

the Accounts of Transfer Employees during such pay period. For all other Non-Elective Contributions, as of the end of each Plan Year, the Employer shall allocate the Non-Elective Contribution, if any, among the Accounts of Participants (as determined as of the end of each Plan Year).

5.04 Allocation of Interest. Interest shall be allocated to a Participant’s or Former Participant’s Account on a daily basis. Such amount shall be allocated based on the amount then standing in such Account.

ARTICLE VI

VESTING

6.01 Vesting. Subject to the provisions of Section 6.02, a Participant, or Former Participant shall have a Vested right to benefits in accordance with this Section 6.01:

(a) A Participant or Former Participant shall be 100% Vested in their Elective Deferrals, plus any Interest thereon, at all times.

А Participant or Former Participant, who is also eligible to participate in the Schlumberger Limited Savings and Retirement Plan, shall have a Vested right to Matching Contributions allocated to such Participant’s or Former Participant’s Account, plus any Interest thereon, in accordance with the following schedule:

Completed Years of Service	Vested Percentage
Less than 2 years	0%
At least 2 years but less than 3 years	33.33%
At least 3 years but less than 4 years	66.67%
4 or more years	100%

А Participant or Former Participant, who is also eligible to participate in the Schlumberger Limited Savings and Retirement Plan, shall have a fully Vested right to Non-Elective Contributions allocated to such Participant’s or Former Participant’s Account, plus any Interest thereon, upon the completion of three years of Service. Notwithstanding the foregoing sentence, Non-Elective Contributions relating to the annual incentive bonuses of Transferred Employees shall be subject to the same vesting schedule as would be applicable to Matching Contributions as described above.

“Service” shall include any period of “Active Service” as such term is defined in the applicable qualified defined contribution plan of the Employer in which such Participant or Former Participant is a member.

Exhibit 10.2

(b) Notwithstanding the provisions of (a) above, a Participant or Former Participant shall become 100% Vested in the event of death, attainment of age 60, termination of the Plan or the occurrence of a Change in Control.

6.02 Violation of Confidential Agreements. Notwithstanding the provisions of Section 6.01, a Participant or Former Participant shall forfeit any Vested right to such Participant’s or Former Participant’s Account in the event it is determined by the Administrative Committee that such Participant or Former Participant has engaged in a dishonest act injurious to the finances or reputation of the Employer or any of its Affiliates or that such Participant or Former Participant has violated a Patent and Confidential Information Agreement between such individual and the Employer or any of its Affiliates or any other confidential arrangement involving the Employer or any of its Affiliates to which such individual is a party or by which such individual is bound.

6.03 Right to Account in the Event of Bankruptcy. Notwithstanding anything to the contrary contained herein, in the event the Employer is determined to be insolvent or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, a Vested Participant or Vested Former Participant shall have the same standing as any other general creditor of the Employer and shall be entitled to recover any benefits then standing in such Participant’s or Former Participant’s Vested Account only to the extent such amount is made available to such individual in accordance with the bankruptcy proceedings as determined by the federal courts. The Employer will be considered “insolvent” for purposes of the Plan if the Employer is unable to pay its debts as they become due.

ARTICLE VII

FORM AND TIMING OF PAYMENT

7.01 Form of Payment. Payment of a Participant’s or Former Participant’s Account shall be made in the form of (i) a lump sum or (ii) at the Participant’s election, in five or ten annual installment payments.

7.02 Timing of Benefit Payment.

(a) Lump Sum Payment. Subject to Section 10.07, a lump-sum payment shall be made as soon as practicable following the close of the calendar quarter immediately following a Participant’s or Former Participant’s death, Termination of Employment or Disability, whichever occurs first. In the event of the death of the Participant prior to full payment of his Account, any such unpaid benefits shall be paid in a lump sum to the person or persons who are designated as the Participant’s Beneficiaries.

(b) Distribution Elections. With respect to amounts earned on and after January 1, 2022, the Participant may file a distribution election annually during the Enrollment Period, directing that amounts earned during the year covered by such Enrollment Period to be distributed in any combination or lump sum or annual installment payments over five or ten years in the event of his Termination of Employment or Disability. With respect to amounts in the Participant’s Account earned on or after

Exhibit 10.2

January 1, 2022, subject to Section 10.07, the first annual installment shall be payable in the month following the Participant’s Termination of Employment or Disability and any lump sum amount shall be payable as soon as practicable in the month following the Participant’s Termination of Employment or Disability. Amounts in the Participant’s Account earned prior to January 1, 2022 shall be payable according to the elections made with respect to such amounts and in accordance with Section 7.02(c). All such distribution elections must be made subject to the rules established by the Administrative Committee and on the form supplied by the Administrative Committee for that purpose.

(c) Change of Form or Timing of Benefit Payments. With respect to solely those amounts earned prior to January 1, 2022, a Participant may file a subsequent distribution election for his Account no later than 12 months prior to the date that he or she would have otherwise received (or would have commenced to receive) distribution of his Account, to change the timing and form of payment of the distribution to a time and form available under the Plan; provided, however, that the payment, or first payment in the case of an installment payment, under the subsequent distribution election shall be deferred to a date that is at least five years after the date the Participant would have received a distribution of his Account under his prior election. Such subsequent distribution election is subject to the rules established by the Administrative Committee and must be made on the form supplied by the Administrative Committee for that purpose. The requirement in this Section 7.02(c) that the first payment with respect to which any election thereunder applies must be deferred for at least five years shall not apply to a payment involving the Participant’s death or Disability.

ARTICLE VIII

MERGER, AMENDMENT AND TERMINATION

8.01 Merger, Consolidation or Acquisition. In the event of a merger, consolidation or acquisition where the Employer is not the surviving corporation and which also constitutes а “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”) any amount standing in a Vested Account shall be paid within 30 days following a 409A Change in Control.

For purposes of the Plan, Change in Control means the occurrence of any one of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same

Exhibit 10.2

person or persons will not be considered a “change in the ownership of the Company” (or to cause а “change in the effective control of the Company” within the meaning of paragraph (b) below). Further, an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 8.01(a), the following acquisitions of Company stock will not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (as defined below), (B) any acquisition directly from the Company or (C) any acquisition by the Company. This paragraph (a) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(b) A “change in the effective control of the Company” which will occur on the date that either:

(i) any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group prior to such twelve (12) month period) (i.e., such person or group must acquire within а twelve (12) month period stock possessing thirty percent (30%) of the total voting power of the stock of the Company) except for (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (as defined below), (B) any acquisition directly from the Company or (C) any acquisition by the Company; or

(ii) a majority of the members of the board of directors of the Company are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of the Company prior to the date of the appointment or election.

For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this paragraph (b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of paragraph (a) of this Section.

(c) A “change in the ownership of a substantial portion of the Company’s assets” which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the

Exhibit 10.2

date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to section 409A of the Code, will not constitute a Change in Control.

For purposes of this Section, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. The term “Affiliate” for purposes of this Section means a corporation that is a member of а controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in Section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in Section 414(m) of the Code) as the Company.

8.02 Amendment and Termination. The Board of Directors may amend, modify or terminate the Plan in whole or in part at any time, provided that any plan termination shall only occur in accordance with U.S. Treasury Regulations Section 1.409A-3(j)(4)(ix).

ARTICLE IX

ADMINISTRATION

9.01 Administration. The Plan shall be administered, construed and interpreted by the Administrative Committee. Any determination made by the Administrative Committee, including any determination as to eligibility, the amount of benefits or the interpretation of any Plan provision, shall be conclusive and binding on all persons, including a Participant, a Former Participant, a Beneficiary, the Employer, an Affiliate or an Employee. A member of the Administrative Committee who is also a Participant or Former Participant in the Plan must abstain from voting on any matter relating specifically to such Participant’s or Former Participant’s own Account under the Plan. The Administrative Committee shall have the authority to amend the Plan to comply with any legislative change, including any regulations promulgated pursuant to a legislative change, or to make discretionary changes, provided that such amendment does not result in any significant increase in cost of maintaining the Plan or change the underlying benefits of the Plan.

9.02 Expenses. Expenses of the Plan may be paid by the Trust unless otherwise paid by the Employer.

9.03 Indemnification. The members of the Administrative Committee, or any agent appointed by said committee, shall be indemnified and held harmless by the Employer against and

Exhibit 10.2

from any and all losses, cost, liability, or expense that may be imposed upon or reasonably incurred by such persons in connection with or resulting from any claim, action, suit or proceeding to which any such person may be party by their reason to act or not act under the Plan and against and from any and all amounts paid by such persons in settlement (with the Employer’s written approval) or paid by such persons in satisfaction of a judgment in any such action, suit or proceeding. The provisions of this Section 9.03 shall not apply to any person if such loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

9.04 Non-Alienation of Benefits. Except as provided in Section 6.03, or by mutual agreement between the Employer and any Participant or Former Participant, benefits payable under the Plan shall not be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

ARTICLE X

MISCELLANEOUS

10.01 Applicable Law. To the extent not preempted by ERISA, the Plan shall be governed and construed in accordance with the laws of the State of Texas.

10.02 Plan not an Employment Contract. The Plan is not, nor shall it be construed to be, an employment contract between the Employer or an Affiliate and an Employee. The receipt of benefits hereunder does not give any person the right to be continued in the employ of the Employer or an Affiliate, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge (with or without cause) or any other change of employment status.

10.03 Source of Payment. The benefits payable under the Plan are an obligation and liability of the applicable Employer. Amounts paid under the Plan shall be paid in cash from the Trust, but only to the extent the amount then standing in the Trust and allocated to a Participant’s or Former Participant’s Account has been paid to the Trust. Amounts not paid from the Trust shall be paid from the general assets of the applicable Employer.

No Participant, Former Participant or Beneficiary shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship of any kind between the Employer or an Affiliate and a Participant, Former Participant or Beneficiary.

A Participant, Former Participant or Beneficiary shall not acquire any interest under the Plan greater than that of an unsecured creditor.

Exhibit 10.2

10.04 Tax Withholding. The Employer shall withhold from any payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

10.05 Severability. In the event any provision of the Plan shall be held invalid or illegal, either in whole or in part, for any reason, then any such provision shall be construed and enforced as if such provisions had never been included in the Plan and the Employer shall have the right to correct or remedy any such provision by amendment to the Plan.

10.06 409А Compliance. It is intended that the provisions of this Plan satisfy the requirements of Code Section 409A, and that the Plan be construed and operated in a manner consistent with such requirements to the extent applicable. In accordance with Code Section 409A, an entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments. Notwithstanding any provision of this Plan to the contrary, participation in this Plan constitutes acknowledgement and agreement by each Participant that the Company and its employees, officers, directors and Affiliates shall not be liable for, and nothing provided or contained in this Plan will be construed to obligate or cause the Company and/or its employees, officers, directors and Affiliates to be liable for, any tax, interest or penalties imposed on a Participant related to or arising with respect to any violation of Code Section 409A.

10.07 Specified Employees. If the Participant is a “specified employee,” as such term is defined and determined as described below in this Section 10.07, any payments payable as a result of the Participant’s Termination of Employment (other than death) shall not be payable before the earlier of (i) the date that is six months after the Participant’s Termination of Employment, (ii) the date of the Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. A Participant shall be a “specified employee” for the twelve- month period beginning on April 1 of a year if the Participant is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5) and further described below) as of December 31 of the preceding year or using such dates as designated by the Administrative Committee in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Administrative Committee may establish procedures as it deems appropriate in accordance with Section 409A. A “key employee” is an employee who is (1) one of the top 50 highly paid officers of the Company having an annual income greater than $150,000 (as such amount may be adjusted in accordance with Section 416(i) of the Code); (2) a 5-percent owner of the Company, or (3) is a 1-percent owner of the Company having an annual compensation from the employer of more than $150,000

Exhibit 10.2

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officers in multiple copies, each of which shall be deemed an original all of which shall constitute one and the same instrument, this twentieth day of July, 2023, but effective as of the first day of January, 2023.

SCHLUMBERGER LIMITED

By: /s/ Dianne Ralston

Name: Dianne Ralston

Title: Chief Legal Officer and Secretary